Exhibit 5.1

Sullivan Tel Aviv (Har-Even & Co.) 28 HaArba’a St. HaArba’a Towers North Tower, 35th Floor, Tel-Aviv, Israel	+972-747580480 sullivanlaw.com

December 3, 2021

IceCure Medical Ltd.

7 Ha’Eshel St., PO Box 3163

Caesarea, 3079504 Israel

Re: Registration Statement on Form F-1

Ladies and Gentlemen:

We have acted as Israeli counsel to IceCure Medical Ltd. (the “Company”), an Israeli company, in connection with the registration (including in connection with an over-allotment option granted to the underwriter) of up to $17,250,000.00 in aggregate value of ordinary shares, no par value, of the Company (the “Ordinary Shares”) on a registration statement on Form F-1 (the “Registration Statement”) with the Securities and Exchange Commission, relating to an underwritten public offering of the Company’s Ordinary Shares (the “Offering”).

In connection with this opinion, we have examined the originals, or photocopies or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement, to which this opinion is filed as an exhibit; (ii) the exhibits to the Registration Statement, including the form of Underwriting Agreement between the Company and Alliance Global Partners, as representative of the several underwriters listed therein; (iii) a copy of the Company’s articles of association; (iv) resolutions of the Company’s Board of Directors which have heretofore been approved and relate to the Registration Statement  and the actions to be taken in connection with the Offering; and (v) such statutes, regulations, corporate records, documents, certificates and such other instruments that we have deemed relevant and necessary for the basis of our opinions hereinafter expressed. In such examination, we have assumed: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the corporate records, documents, certificates and instruments we have reviewed; (iv) the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof; and (v) the legal capacity of all natural persons.

We are members of the Israel Bar and we express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of the State of Israel and have not, for the purpose of giving this opinion, made any investigation of the laws of any other jurisdiction than the State of Israel.

Based upon and subject to the foregoing, we are of the opinion that, upon payment to the Company of the consideration in such amount and form as shall be determined by the Company’s board of directors or by an authorized committee thereof, the Ordinary Shares, when issued and sold in the Offering as described in the Registration Statement, will be validly issued, fully paid and non-assessable, including any additional Ordinary Shares registered pursuant to Rule 462(b) under the United States Securities Act of 1933, as amended (the “Securities Act”).

We hereby consent to the filing of this opinion as an exhibit to the Company’s Registration Statement and to the use of our name wherever it appears in the Registration Statement. In giving such consent, we do not believe that we are “experts” within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

We further consent to the incorporation by reference of this letter and consent into any registration statement filed pursuant to Rule 462(b) under the Securities Act with respect to the Ordinary Shares.

Very truly yours,

/s/ Sullivan & Worcester Tel-Aviv (Har-Even & Co.)

Sullivan & Worcester Tel-Aviv (Har-Even & Co.)